Exhibit 99.1

Contact:
Gregory S. Furness	Nancy A. Johnson
Chief Financial Officer	Padilla Speer Beardsley
Vital Images, Inc.	(612) 455-1745
(763) 852-4100	njohnson@psbpr.com
NASDAQ Symbol: VTAL

VITAL IMAGES, INC., TO PRESENT AT PACIFIC GROWTH EQUITIES

LIFE SCIENCES GROWTH CONFERENCE WEDNESDAY, JUNE 9

Presentation will be Webcast Live at 6:30 p.m. CT

MINNEAPOLIS, June 3, 2004 — Vital Images, Inc. (NASDAQ: VTAL), a medical imaging software company, will present at the Pacific Growth Equities Life Sciences Growth Conference on Wednesday, June 9, at 6:30 p.m. CT (4:30 p.m. PT).  Jay D. Miller, president and chief executive officer, and Gregory S. Furness, chief financial officer, will discuss the company’s recent accomplishments as well as present its outlook for future growth.

To access this Webcast, go to the investors’ portion of the company’s Web site, www.vitalimages.com, and click on the Pacific Growth Equities Conference Webcast icon.  The presentation will be archived and available for replay at approximately 8:00 p.m. CT on June 9.

The Pacific Growth Equities Life Sciences Growth Conference is a two-day event held in San Francisco showcasing leading public and private life sciences companies. For more information about the conference and presenters go to www.pacificgrowthequities.com.

About Vital Images

Vital Images is a leading provider of 3D imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2003 and most recent Form 10-Q for the quarter ended March 31, 2004.

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